Filed pursuant to Rule 433

dated March 9, 2022

Relating to

Preliminary Pricing Supplement dated March 9, 2022

to Prospectus Supplement dated March 9, 2022 and

Prospectus dated November 20, 2020

Registration Statement No. 333-250829

Pricing Term Sheet for 3.100% Secured Medium-Term Notes, Series P, due March 15, 2032 (Green Bond)

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: March 9, 2022

Original Issue Date/Settlement Date: March 11, 2022

Principal Amount: $500,000,000

Price to Public: 99.812% of Principal Amount, plus accrued interest, if any, from March 11, 2022 if settlement occurs after that date

Interest Rate: 3.100% per annum

Interest Payment Dates: March 15 and September 15, commencing     September 15, 2022

Redemption: As specified in Preliminary Pricing Supplement dated March 9, 2022. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 20 basis points (0.200%).

Maturity Date: March 15, 2032

CUSIP: 74456QCJ3

Joint Book-Running Managers:

BofA Securities, Inc. ($100,000,000)

BNP Paribas Securities Corp. ($92,500,000)

MUFG Securities Americas Inc. ($92,500,000)

BNY Mellon Capital Markets, LLC ($63,750,000)

RBC Capital Markets, LLC ($63,750,000)

U.S. Bancorp Investments, Inc. ($63,750,000)

Co-Managers:

Academy Securities, Inc. ($11,875,000)

MFR Securities, Inc. ($11,875,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BofA Securities, Inc. toll free at (800) 294-1322, BNP Paribas Securities Corp. toll free at (800) 854-5674 or MUFG Securities Americas Inc. toll free at (877) 649-6848.